POLICY INFORMATION 1b[Effective 8/8/2021]

INSURED PERSON POLICY OWNER FACE AMOUNT OF BASE POLICY 3[FACE AMOUNT OF TERM RIDER TARGET AMOUNT	1[RICHARD ROE] 1[ABC CORPORATION] 1[$100,000] 3[$50,000]]
(BASE + TERM) DEATH BENEFIT POLICY NUMBER	1[$150,000] 1[OPTION A] 1[XX XXX XXX]	SEPARATE ACCOUNT 1a[FP] ISSUE AGE 1[35] SEX 1[MALE]
BENEFICIARY	1[ABC CORPORATION]	RATING CLASS: 1[STANDARD NON-TOBACCO USER]

REGISTER DATE	1[AUGUST 8, 2021]	2[STATE DEPARTMENT OF INSURANCE: (XXX) XXX-XXXX]

1c[DATE OF ISSUE	1c[AUGUST 8, 2021]]

The life insurance qualification test is the 4[Guideline Premium Test].

The minimum base policy face amount is 5[$100,000.]

As more fully described later in this policy, you may request starting in the: (a) 6[second] policy year, an increase in the base policy face amount; and (b) 7[third] policy year, a reduction in the base policy face amount. We will not permit a requested increase or reduction in the base policy face amount unless it is at least 8[$10,000.]

9[The minimum Integrated Term Insurance Rider Face Amount is 9[$50,000].]

We will not permit a requested base policy face amount increase if the insured person has reached an attained age higher than 10[80]. This maximum age is based on the current rating class of the insured person and may vary based on the rating class at the time of the increase.

As more fully described later in this policy, you may request a change in death benefit option starting in the: 11[third] policy year.

A minimum initial premium payment of 12[$250.00] is due on or before delivery of the policy. Each premium payment thereafter must be at least 13[$250.00].

The planned periodic premium of 14[$250.00] is payable 15[quarterly]

The minimum guaranteed interest rate we credit to the portion of your Policy Account that is in our GIA is 1% per year.

The Minimum Loan Amount is 16[$500].

Starting in the 17[second] policy year, you may request a partial withdrawal. The minimum partial withdrawal amount is 18[$500].

The maximum additional policy illustration charge is 19[$25].

20[The planned periodic premium shown above may not be sufficient to continue the policy and life insurance coverage in force. The period for which the policy and coverage will continue in force will depend on changes in: (1) the amount, timing and frequency of premium payments; (2) the face amount and the death benefit option; (3) the interest rates credited to our GIA and the investment performance of the investment funds of our SA including the VIO Holding Account; (4) the rate of return applied to any Segment Account at Segment Maturity, and any Market Value Adjustment associated with a loan, monthly deduction, or other distribution prior to Segment Maturity; (5) the monthly deductions from your Policy Account for this policy and any benefits provided by riders to this policy; (6) deductions from premium payments; (7) the VIO Growth Cap Rates and Segment Loss Absorption Threshold Rates; and (8) loan and partial withdrawal activity.

The maximum percentage of net premium payment or loan repayment that may be allocated to our VIO is 21[50%]. Any requested transfer of funds to this investment option will be declined if such transfer would result in more than 22[50%] of your unloaned policy account value being in the VIO holding account and any segment accounts.]

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POLICY INFORMATION CONTINUED — POLICY NUMBER [XX XXX XXX]

ADDITIONAL BENEFIT RIDERS 1b[Effective 8/8/2021]

The Additional Benefit Riders listed below are included in this policy:

1[Integrated Term Insurance Rider:	Integrated Term Insurance Rider Expiry Date: 2[September 7, 2084]]

Policy Continuation Rider:	Policy Continuation Trigger Percentage: 3[95%]

Variable Indexed Option Rider:	1a[Separate Account [67]

Variable Index Benefit Charge:	4[0.75% of the amount to be transferred from the VIO Holding Account into a new Segment on a Segment Start Date]

Segment Start Date:	5[the 3rd Friday of each calendar month]

Segment Maturity Date:	6[The 3rd Friday of the same calendar month as the calendar month of the Segment Start Date, in the calendar year next following the calendar year of the Segment Start Date.]

Guaranteed Participation Rate:	7[100%]

Guaranteed Minimum Growth Cap Rate:	8[6%]

Segment Loss Absorption Threshold Rate:	9[-25%]

Maximum difference between the annual interest rate we credit and the annual loan interest rate we charge on the amount of any loan deducted from a VIO Segment:	10[5%]

VIO Holding Account:	11[EQ/Money Market Variable Investment Option – Separate Account FP]

Investment Fund if we restrict future allocations to the VIO:	12[EQ/Money Market Variable Investment Option – Separate Account FP]

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POLICY INFORMATION CONTINUED – POLICY NUMBER [XXX XXX XXX]

ADDITIONAL BENEFIT RIDERS 1a[Effective 8/8/2021]

HOW THE VARIABLE INDEXED OPTION RIDER

RELATES TO OTHER RIDERS OR ENDORSEMENTS ON YOUR POLICY

1[If the Policy Continuation Rider is in effect, and any Segments are in effect, the Segment Values will be used in place of the Segment Accounts in the calculation of your Policy Account Value, Policy Continuation Charge, and any other calculation involved in determining whether the policy is eligible to go on Policy Continuation. If you exercise Policy Continuation, any remaining Segments will be terminated on the effective date of Policy Continuation with corresponding Market Value Adjustments.]

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POLICY INFORMATION CONTINUED — POLICY NUMBER [XX XXX XXX]

THE INVESTMENT OPTIONS OF YOUR POLICY 1a[Effective 8/8/2021]

The amount in your Policy Account at any time is equal to the sum of the amounts you then have in our GIA and in the investment funds of our SA under this policy. Your Net Policy Account Value is equal to the amount in your Policy Account minus any outstanding policy loan and accrued loan interest.

Allocations. This policy provides investment options for the amount in your Policy Account. Amounts put into your Policy Account are allocated to the investment funds of our SA and to the unloaned portion of our GIA at your direction. You specified your initial premium allocation percentages in your application for this policy, a copy of which is attached to this policy. Unless you change them, such percentages will also apply to subsequent premium allocations.

Allocation percentages must be zero or a whole number not greater than 100. The sum of the premium allocation percentages must equal 100. You may change such allocation percentages by written notice to our Administrative Office. A change will take effect on the date we receive it at our Administrative Office.

Monthly deductions from your Policy Account will be taken from your unloaned values in our GIA and in the investment funds of our SA in proportion to their respective values at the time of each deduction.

Our Guaranteed Interest Account (GIA)

Your Value in Our GIA. The value you have in our GIA at any time is equal to the amounts allocated and transferred to it, plus the interest credited to it, minus amounts deducted, transferred and withdrawn from it. 1[We will credit the amount in our GIA with interest at rates we determine. We will determine such interest rates periodically in advance for unloaned and loaned amounts in our GIA. The rates may be different for unloaned and loaned amounts. Any change in the interest rates we determine will be as described in the “Changes in Policy Cost Factors” provision of this policy. Such interest rates will not be less than the minimum guaranteed interest rate shown in the “Policy Information” section of this policy. Once interest above the minimum guaranteed interest rate is credited, it is non-forfeitable. Interest accrues and is credited on unloaned amounts in the GIA daily. However, we will credit interest on any portion of the initial net premium allocated to our GIA from the Register Date if it is later than the date of receipt, provided the initial premium is at least equal to the minimum initial premium shown in the “Policy Information” section of the policy.

We credit interest on the loaned portion of our GIA daily. The annual interest rate we credit to the loaned portion of our GIA will never be less than the annual loan interest rate we charge minus 2[1%].] In no event will we credit less than the minimum guaranteed interest rate shown in the “Policy Information” section of this policy.

On each policy anniversary, and at any time you repay all of a policy loan and accrued loan interest, we allocate the interest that has been credited to the loaned portion of our GIA to the investment funds of our SA and the unloaned portion of our GIA in accordance with your premium allocation percentages.

Our Separate Account (SA)

We established and we maintain our SA under the laws of New York. Realized and unrealized gains and losses from the assets of our SA are credited to or charged against it without regard to our other income, gains, or losses. Assets are put in our SA to support this policy and other variable life insurance policies. Assets may be put in our SA for other purposes, but not to support contracts or policies other than variable contracts.

The assets of our SA are our property. The portion of its assets equal to the reserves and other policy liabilities with respect to our SA will not be chargeable with liabilities arising out of any other business we conduct. We may transfer assets of an investment fund in excess of the reserves and other liabilities with respect to that fund to another investment fund or to our General Account.

Investment Funds of Our SA. Our SA consists of investment funds. Each fund may: (1) invest its assets in a separate class of shares of a designated investment company, or companies, or (2) make direct investments in securities. The investment funds of our SA that you chose for your initial allocations are shown on the application for this policy, a copy of which is attached to this policy.

We may from time to time make other investment funds available to you, or we may create a new SA. We will provide you with written notice of all material details including investment objectives and all charges.

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POLICY INFORMATION CONTINUED — POLICY NUMBER [XX XXX XXX]

THE INVESTMENT OPTIONS OF YOUR POLICY 1a[Effective 8/8/2019]

Our Separate Account (SA) (continued)

Your Value in the Investment Funds of Our SA. The amount you have in an investment fund of our SA under this policy at any time is equal to the number of units this policy then has in that fund multiplied by the fund’s unit value at that time.

Amounts allocated, transferred or added to an investment fund of our SA are used to purchase units of that fund; units are redeemed when amounts are deducted, loaned, transferred or withdrawn. These transactions are called policy transactions. The number of units a policy has in an investment fund at any time is equal to the number of units purchased minus the number of units redeemed in that fund to that time. The number of units purchased or redeemed in a policy transaction is equal to the dollar amount of the policy transaction divided by the fund’s unit value on the date of the policy transaction. Policy transactions may be made on any day. The unit value that applies to a transaction made on a business day will be the unit value for that day. The unit value that applies to a transaction made on a non-business day will be the unit value for the next business day.

We determine unit values for the investment funds of our SA at the end of each business day. Generally, a business day is any day the New York Stock Exchange is open for trading. A business day immediately preceded by one or more non-business days will include those non-business days as part of that business day. For example, a business day which falls on a Monday will consist of that Monday and the immediately preceding Saturday and Sunday.

The unit value of an investment fund of our SA on any business day is equal to the unit value for that fund on the immediately preceding business day multiplied by the net investment factor for that fund on that business day.

The net investment factor for an investment fund of our SA on any business day is (a) divided by (b), minus (c), where:

(a)

is the net asset value of the shares in designated investment companies that belong to the investment fund at the close of business on such business day before any policy transactions are made on that day, plus the amount of any dividend or capital gain distribution paid by the investment companies on that day;

(b)	is the value of the assets in that investment fund at the close of business on the immediately preceding business day after all policy transactions were made for that day; and

(c)	is any charge for that day for taxes, amounts set aside as a reserve for taxes, or any operating expenses of our SA (including, without limitation, SEC registration fees and auditing fees).

The net asset value of an investment company’s shares held in each investment fund will be the value reported to us by that investment company.

1[Investment Expense Reduction

We will apply an Expense Reduction to the investment funds in the calculation of the daily unit values of each investment fund of our SA. The Expense Reduction for each investment fund will be determined based upon the net total annual portfolio operating expense of each investment fund’s corresponding portfolio, in the manner summarized in the table below.

For purposes of determining the Expense Reduction for each investment fund, we will use the net total annual portfolio operating expense of each investment fund’s corresponding portfolio (1) as shown in the portfolio prospectuses dated on or about 2[May 1st ] of each calendar year for existing portfolios which are already effective as of that date; or (2) as shown in the initial effective portfolio prospectuses for new portfolios that become effective after that date; whichever is applicable.

The minimum annual Expense Reduction for each investment fund is 3[0.15%]; however, in no event will the annual Expense Reduction for each investment fund exceed the net total annual portfolio operating expenses of each investment fund’s corresponding portfolio as of the date each unit value is calculated.

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POLICY INFORMATION CONTINUED — POLICY NUMBER [XX XXX XXX]

THE INVESTMENT OPTIONS OF YOUR POLICY 1a[Effective 8/8/2019]

Our Separate Account (SA) (continued)

Net Total Annual Portfolio Operating Expense (before Investment Expense Reduction)	Annual Investment Expense Reduction
7[Less than 4[0.80%]]	8[Annual Investment Expense Reduction will be the amount equal to the greater of 3[0.15%] and any excess of the net total annual portfolio operating expense over 5[0.40%]. However, in no event will the annual Investment Expense Reduction exceed the net total annual portfolio operating expenses.]

4[0.80%] through 6[1.15%]	8[Annual Investment Expense Reduction will be the amount equal to the greater of 3[0.15%] and any excess of the net total annual portfolio operating expense over 4[0.80%]].

Greater than 6[1.15%]	Annual Investment Expense Reduction will equal 3[0.15%]].

Changes to Our SA. We may: (1) change or add designated investment companies; (2) add or remove investment funds; (3) withdraw assets of a class of policies to which this policy belongs from an investment fund and put them in another investment fund; and (4) combine any two or more investment funds.

The term investment fund in this policy will then refer to any other investment fund in which the assets of a class of policies to which this policy belongs were placed.

We also may:

1.	register or deregister any SA available under this policy under the Investment Company Act of 1940;

2.	run any SA available under this policy under the direction of a committee, and discharge such committee at any time;

3.	restrict or eliminate any voting rights of policy owners, or other persons who have voting rights as to any SA available under this policy; and

4.

operate any SA available under this policy, or one or more of its investment funds, by making direct investments or in any other form. If we do so, we may invest the assets of such SA, or one or more of the investment funds, in any legal investments. We will rely upon our own or outside counsel for advice in this regard. Also, unless otherwise required by law or regulation, an investment adviser or any investment policy may not be changed without our consent. If required by law or regulation, the investment policy of an investment fund of any SA available under this policy will not be changed by us unless approved by the Superintendent of Insurance of New York or deemed approved in accordance with such law or regulation. If so required, the process for getting such approval will be on file with the insurance supervisory official of the jurisdiction in which this policy is delivered.

If any of these changes result in a material change in the underlying investments of an investment fund of our SA, we will notify you of such change, as required by law. If you have value in that investment fund we will, if you wish, transfer it at your written direction from that fund to one or more funds of our SA or to our GIA, and you may then change your premium allocation percentages. There will be no charge for such a transfer.

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POLICY INFORMATION CONTINUED — POLICY NUMBER [XX XXX XXX]

TRANSFERS AMONG INVESTMENT OPTIONS 1a[Effective 8/82019]

1[There are two types of transfers under this policy, as described below: (1) transfers by written request and (2) automatic transfers.]

Transfers by Written Request

Transfer requests in writing must be sent to us by U.S. mail unless we accept an alternative form of communication (such as Internet or facsimile). The use of alternative forms of communication is subject to our rules then in effect for each such service. We may provide information about our rules and the use of communications services in the policy prospectus, prospectus supplements or other notifications, as mailed to your last known address on our records from time to time. Any alternative form of communication that we make available may be changed or discontinued at any time. Communications services may be restricted or denied if we determine that you are using such services for market timing or other trading strategies that may disrupt operation of an investment fund of our SA or have a detrimental effect on the unit value of any investment fund of our SA.

We may:

2[1. limit transfers among or to the investment funds of our SA to no more than once every 30 days;

2.	require a minimum time period between each transfer into or out of one or more specified investment funds of our SA;

3.	establish a maximum dollar amount that may be transferred by an owner on any transaction date among investment funds of our SA;

4.	reject transfer requests from a person acting on behalf of multiple policy owners unless pursuant to a trading authorization agreement that we have accepted;

5.

restrict or prohibit transfers in connection with the execution of instructions from an investment fund of our SA to restrict or prohibit purchases or redemptions of fund shares or to collect a redemption fee on transfers involving fund shares;

6.

impose conditions or limitations on transfer rights, restrict transfers or refuse any particular transfer if we are concerned that market timing, excessive trading or other trading strategies may disrupt operation of an investment fund of our SA or may have a detrimental effect on the unit value of any investment fund of our SA or determine that you have engaged in any such strategy.]

At your written request, we will transfer amounts from your value in any investment fund of our SA to one or more other funds of our SA or to the unloaned value of our GIA. Any such transfer will take effect on the date we receive your written request.

Once during each policy year, you may ask us, by written request, to transfer an amount you specify from your unloaned value in our GIA to one or more investment funds of our SA. We must receive your request within a period beginning 3[30 days prior to the policy anniversary and ending 60 days after the policy anniversary.] A transfer request received (1) up to 4[30 days prior to the policy anniversary] will become effective on the policy anniversary; and (2) on or within 5[60 days after the policy anniversary] will become effective on the date the request is received. The maximum amount that you may transfer in any policy year is the greatest of (a) 6[$500], (b) 7[25%] of the unloaned value in the GIA on the transfer effective date and (c) 8[the amount transferred from the unloaned value in our GIA in the immediately preceding policy year, if any]. In no event will we transfer more than your unloaned value in our GIA.]

The minimum amount that we will transfer from your value in an investment fund of our SA on any date is the lesser of 9[$500.00] and your value in that investment fund on that date. The minimum amount that we will transfer from your value in our GIA on any date is the lesser of 10[$500.00] and your unloaned value in our GIA on that date. However, we will waive these minimum transfer amount limitations for an investment fund of our SA or our GIA if the total amount being transferred on that date is at least 11[$500.00].

We may charge up to 12[$25.00] for each transfer of amounts among your investment options. The transfer charge, if any, is deducted from the amounts transferred from the investment funds of our SA and from your unloaned value in our GIA in proportion to the respective amounts being transferred.

If you ask us to transfer the entire amount of your value in the investment funds of our SA to our GIA, we will not deduct a charge for that transfer.

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POLICY INFORMATION CONTINUED — POLICY NUMBER [XX XXX XXX] 1a[Effective 8/8/2019]

TRANSFERS AMONG INVESTMENT OPTIONS

1[Automatic Transfers

You may elect in your application for this policy to make automatic transfers of amounts from the 2[EQ/Money Market variable investment fund] into one or more other investment funds of our SA. The initial minimum amount allocated to the 2[EQ/Money Market variable investment fund] must be at least 3[$5,000.00] to exercise automatic transfers. Each monthly or quarterly transfer must be at least 4[$250.00]. The automatic transfer will take effect in the second calendar month the policy is in force and will continue until the amount in the 2[EQ/Money Market variable investment fund] is depleted. If you have chosen monthly automatic transfers, transfers will occur on the tenth day of each calendar month while automatic transfers are in effect. If you have chosen quarterly automatic transfers, transfers will occur on the tenth day of the last calendar month of each calendar quarter while automatic transfers are in effect.

You may change your automatic transfer instructions at any time by written notice to us and by completing an application for the change. Any change to your automatic transfer instructions will take effect on the 5[10th day of the calendar month or the 10th day of the last calendar month of the calendar quarter only if received by us on or before the close of business by the 8th day of the calendar month, or the 8th day of the last calendar month of the calendar quarter.]

6[Automatic transfers will terminate if any Policy Continuation Rider is in effect under this policy.]]

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